Exhibit 2.1

COMMERCIAL & INVESTMENT REAL ESTATE
PURCHASE & SALE AGREEMENT

Effective Date: November 29, 2017
SOUND COMMERCIAL INVESTMENT HOLDINGS, LLC, a Washington limited liability company, and/or assigns (“Buyer”) and CRAFT BREW ALLIANCE, INC., a Washington corporation (“Seller”), hereby agree as follows:

1.
DESCRIPTION OF PROPERTY. Subject to the terms and conditions set forth in this Commercial and Investment Real Estate Purchase and Sale Agreement (this "Agreement"), at the Closing (defined below), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller in and to:

a.	Real Property. The “Real Property” consists of the following:

i.
The commercial real estate (APN 152605-9042-09) more particularly described on the attached Exhibit A, together with all appurtenant easements and any other rights and interests appurtenant thereto and together with all buildings, structures, improvements located on or affixed thereto and all fixtures thereon that constitute real property ("Parcel 1");

ii.
The commercial real estate (APN 152605-9121-03) more particularly described on the attached Exhibit A, together with all appurtenant easements and any other rights and interests appurtenant thereto and together with all buildings, structures, improvements located on or affixed thereto and all fixtures thereon that constitute real property ("Parcel 2"); and

iii.
The commercial real estate (APN 152605-9122-02) more particularly described on the attached Exhibit A, together with all appurtenant easements and any other rights and interests appurtenant thereto and together with all buildings, structures, improvements located on or affixed thereto and all fixtures thereon that constitute real property ("Parcel 3");

b.
Assets. To the extent it exists, the equipment, fixtures, mechanical systems and other personal property owned by Seller and used in conjunction with the operation of (and located on) the Real Property, as identified on the attached Exhibit B (the "Assets"), including, without limitation, the Brewing and Bottling Equipment (as defined in Section 14(a) below); and

c.	Leases and Vendor Contracts. The Leases and Vendor Contracts (each as defined in Section 5(c) below) in effect on the Closing Date.
The Real Property, Assets, Leases and Vendor Contracts are collectively referred to herein as the "Property". The Property expressly does not include any Excluded Assets (as defined in Exhibit B).

2.
PURCHASE PRICE.  The total purchase price for the Property is Twenty Four Million Five Hundred Thousand Dollars ($24,500,000) (the "Purchase Price"). The Purchase Price, less the Earnest Money (defined below), shall be payable to Seller in cash at Closing. The Purchase Price shall be allocated among the parcels comprising the Real Property and the Assets as set forth in Section 24 below.

3.	EARNEST MONEY.

a. Initial Earnest Money Deposit. Within five (5) business days after the Effective Date, Buyer shall deliver to the Escrow Agent (as defined in Section 7(a)) the sum of Five Hundred Thousand Dollars ($500,000.00) (the "Initial Earnest Money"). A portion of the Initial Earnest Money in the amount of One Hundred Thousand Dollars ($100,000.00) shall be nonrefundable (the “Nonrefundable Initial Earnest Money Portion”). The remaining portion of the Initial Earnest Money in the amount of Four Hundred Thousand Dollars ($400,000.00) is herein referred to as the "Refundable Initial Earnest Money Portion". Seller shall have the option of terminating this Agreement if the full amount of the Initial Earnest Money is not delivered to the Escrow Agent as and when prescribed by this Section 3(a).

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b. Increase of Earnest Money. If Buyer does not terminate this Agreement prior to the expiration of the Financing Contingency Period (as defined in Section 5(a) below), then, within one (1) business day after the expiration of the Financing Contingency Period, Buyer shall deliver to Escrow Agent a sum of Five Hundred Thousand Dollars ($500,000.00) (the "Increased Deposit", and together with the Initial Earnest Money, collectively, the "Earnest Money").
c. Interest Accrued. The interest earned on the Earnest Money shall be paid to the party entitled to receive the Earnest Money as provided in this Agreement. Buyer shall receive a credit against the Purchase Price with respect to any such interest paid to Seller at Closing.

4.	EXHIBITS AND ADDENDA. The following Exhibits and Addenda are made a part of this Agreement:
Exhibit A - Legal Description
Exhibit B - Assets
FIRPTA Certification, CBA Form 22E

5.	CONTINGENCIES; ACCESS.
a. Financing Contingency. Buyer’s obligations under this Agreement are conditioned upon Buyer obtaining new financing in accordance with the terms and conditions provided in this Section 5 (the "Financing Contingency"). Buyer shall have thirty (30) days after the Effective Date (the "Financing Contingency Period") to procure a commitment for financing of its acquisition of the Property on terms that are satisfactory to Buyer in its reasonable discretion; provided, however, that Buyer shall not reject those terms of a commitment that provides at least sixty percent (60%) of the Purchase Price (the "Financing Commitment"). Buyer shall use diligent good faith efforts to obtain the Financing Commitment during the Financing Contingency Period. Buyer shall promptly notify Seller upon receipt of the Financing Commitment. The parties hereto hereby agree that in the event Buyer is unable to obtain the Financing Commitment during the Financing Contingency Period, then Buyer shall have the right, upon written notice to Seller prior to the expiration of the Financing Contingency Period, to terminate this Agreement. If Buyer fails to notify Seller of Buyer's receipt or failure to receive the Financing Commitment in good faith prior to the expiration of the Financing Contingency Period, then Buyer will be deemed to have elected to terminate this Agreement. If Buyer elects to terminate or is deemed to have elected to terminate this Agreement, then (a) the Nonrefundable Initial Earnest Money Portion shall be paid to Seller and (b) the Refundable Initial Earnest Money Portion shall be returned to Buyer, and neither Seller nor Buyer shall have any further rights or obligations hereunder, except those arising under this Agreement that expressly survive the termination hereof. If Buyer obtains the Financing Commitment or waives the Financing Contingency prior to the expiration of the Financing Contingency Period, then (i) the Refundable Initial Earnest Money Portion shall be non-refundable and applicable towards the Purchase Price, (ii) Buyer shall deliver the Increased Deposit to the Escrow Agent in accordance with Section 3(b) above and (iii) this Agreement shall continue in full force and effect and the parties shall proceed to Closing.
b.    Board Approval Contingency. Seller's obligations under this Agreement are conditioned upon Seller obtaining approval ("Board Approval") from its respective board of directors ("Seller's Board") of this Agreement and the transactions contemplated thereby. Seller shall promptly notify Buyer of its receipt of Board Approval. The parties hereto hereby agree that in the event Seller is unable to obtain Board Approval within thirty (30) days after the Effective Date (the "Board Approval Contingency Period"), then Seller shall have the right, upon written notice to Buyer on or prior to the expiration of the Board Approval Contingency Period, to terminate this Agreement. If Seller fails to notify Buyer of Seller's receipt or failure to receive Board Approval prior to the expiration of the Board Approval Contingency Period, then Seller shall be deemed to have not received Board Approval and deemed to have elected to terminate this Agreement. If Seller notifies Buyer of its failure to receive Board Approval (or Seller is deemed to have failed to receive Board Approval and elected to terminate this Agreement), then the Earnest Money (including the Nonrefundable Initial Earnest Money Portion) shall be returned to Buyer, and neither Seller nor Buyer shall have any further rights or obligations hereunder, except those arising under this Agreement that expressly survive the termination hereof.
c.    Books, Records, Leases, Agreements. Seller shall make available for review by Buyer and its agents within two (2) days after the Effective Date all (i) leases and other occupancy agreements demising space for all or any portion of the Real Property, together with all amendments and modifications thereof and supplements relating

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thereto (the "Leases"), and (ii) contracts pertaining to the ownership or operation of the Property, which shall include maintenance or service contracts, installment purchase contracts or leases of personal property or fixtures used in connection with the Property and contracts associated with the operation of the restaurant business at the Property, but specifically excluding Brewery Contracts (as defined below) (collectively, "Vendor Contracts"). For the avoidance of doubt, Vendor Contracts shall not include any contracts specifically associated with and used in the operation of the commercial brewery business formerly operated on the Property (the "Brewery Contracts"). Buyer shall accept and assume all Leases at the Closing. Seller shall, at its option, retain or terminate, or cause to be retained or terminated, all Brewery Contracts at the Closing. With respect to the Vendor Contracts only, on or before the expiration of the Financing Contingency Period, Buyer shall furnish Seller with a schedule listing those Vendor Contracts that are approved by Buyer and to be assigned by Seller (to the extent assignable) and assumed by Buyer at Closing. In the event Buyer gives Seller notice of disapproval of one or more of the Vendor Contracts, Seller shall terminate the same by the Closing, to the extent such contracts are terminable without penalty. Failure of Buyer to timely notify Seller of its disapproval of any Vendor Contract on or prior to the expiration of the Financing Contingency Period shall be deemed Buyer’s acceptance of such Vendor Contract. Notwithstanding anything to the contrary to the foregoing, if any disapproved Vendor Contract is (a) not terminable or (b) not terminable without penalty, Buyer shall either accept and assume such Vendor Contract or pay the applicable termination penalty thereunder. Buyer shall be solely responsible for obtaining any required consents to assumption of a contract and the payment of any assumption or related fees with respect to any Vendor Contract, provided that Seller shall cooperate with Buyer's efforts to obtain any such consents but shall not be required to incur any out-of-pocket expenses or liability in doing so. Seller shall transfer all of Seller's interest in the Leases and transferable Vendor Contracts as provided in Section 17.
d.    Access. During the Financing Contingency Period and solely for purposes of satisfying the Buyer's obligations or conditions under the Financing Commitment, Seller shall permit Buyer, Buyer's lender and Buyer's lender's agents, at Buyer's sole expense and risk, to enter the Property at reasonable times and upon reasonable advance notice to Seller subject to the rights of and after legal notice to tenants, to conduct inspections concerning the Property and improvements, including without limitation, the structural condition of improvements, hazardous materials, pest infestation, soils conditions, sensitive areas, wetlands, or other matters affecting the feasibility of the Property for Buyer’s intended use. Buyer shall schedule any entry onto the Property with Seller in advance and shall comply with Seller's reasonable requirements including those relating to security, confidentiality, and disruption of Seller's tenants. Buyer shall not perform any invasive testing including environmental inspections beyond a phase I assessment or contact the tenants or property management personnel without obtaining the Seller's prior written consent, which shall not be unreasonably withheld. Buyer shall restore the Property and improvements to the same condition they were in prior to inspection. Buyer shall be solely responsible for all costs of its inspections and feasibility analysis and has no authority to bind the Property for purposes of statutory liens. Buyer agrees to indemnify and defend Seller from all liens, costs, claims, and expenses, including attorneys' and experts' fees, arising from or relating to entry onto or inspection of the Property by Buyer and its agents. This agreement to indemnify and defend Seller shall survive closing and any termination. Buyer may continue to enter the Property in accordance with the foregoing terms and conditions after the expiration of the Financing Contingency Period (and provided Buyer has not elected to terminate this Agreement pursuant to Section 5(a) above) only for the purpose of satisfying any financing conditions under the Financing Commitment.

6.
REAL PROPERTY DISCLOSURE STATEMENT. Buyer waives the right to receive a seller disclosure statement (“Form 17-Commercial”) if required by RCW 64.06. However, if Seller would otherwise be required to provide Buyer with a Form 17-Commercial, and if the answer to any of the questions in the section of the Form 17-Commercial entitled “Environmental” would be “yes,” then Buyer does not waive the receipt of the “Environmental” section of the Form 17-Commercial which shall be provided by Seller.

7.	TITLE INSURANCE.
a.    Title Report. Seller authorizes Buyer, at Seller's expense, to apply for a standard coverage owner’s policy of title insurance to be issued by the Title Company (as defined below) to Buyer at Closing (the “Title Policy”). Buyer shall pay the increased costs associated with an extended coverage policy including the excess premium over that charged for a standard coverage policy, and the cost of any survey required by Buyer or the title insurer. The title

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report (the “Title Report”) shall be issued by First American Title Insurance Company (the “Title Company” or “Escrow Agent”) for the Title Policy. The Title Policy shall contain no exceptions other than the General Exclusions and Exceptions common to such form of policy and the Permitted Exceptions (as defined below).
b.    Permitted Exceptions. Buyer shall notify Seller of any objectionable matters in the Title Report (“Objectionable Title Matters”) within ten (10) days after Buyer’s receipt of the Title Report together with copies of all exception documents. Upon Buyer's receipt of the Title Report and copies of all exception documents, Buyer shall promptly provide (or cause the Title Company to provide) to Seller a copy of same. If Buyer fails to so notify Seller of any such Objectionable Title Matters, all exceptions and other matters appearing in the Title Commitment existing at the expiration of the Financing Contingency Period shall be deemed accepted by Buyer and included as Permitted Exceptions (as defined below). If Buyer timely notifies Seller in writing of any such Objectionable Title Matters (such writing “Buyer’s Title Notice”), Seller, in Seller’s sole discretion, may, but shall have no obligation to, remove or cure such Objectionable Title Matters on or prior to Closing. Seller shall be deemed to have given notice to Buyer that Seller refuses to cure any such Objectionable Title Matters, which Seller may so do in its sole discretion, unless Seller, within four (4) days after receipt of Buyer’s Title Notice, shall notify Buyer in writing (the “Seller’s Title Notice”) that Seller will either attempt or refuse to cure such Objectionable Title Matters. If Seller’s Title Notice indicates that Seller refuses to cure said Objectionable Title Matters (or if Seller is deemed to refuse to cure said Objectionable Title Matters), Buyer may (a) terminate this Agreement prior to the expiration of the Financing Contingency Period, in which event the Nonrefundable Initial Earnest Money Portion shall be paid to the Seller and the Refundable Initial Earnest Money Portion shall be returned to Buyer and neither party shall have further rights or obligations pursuant to this Agreement, except as expressly provided herein, or (b) if Buyer fails to so terminate, Buyer shall be deemed to have waived such Objectionable Title Matters and accept that title to the Real Property is subject thereto, in which event there shall be no reduction in the Purchase Price. Notwithstanding the foregoing, Seller, at its cost, shall be obligated to cure or remove by Closing all mortgages and deeds of trust against the Real Property any other monetary liens, including mechanics’ liens and materialmen’s liens related to an act or omission of Seller, but excluding any liens for real property taxes not yet due and payable and matters created by Buyer or any of its affiliates and any judgement lien or attachment being contested by Seller in good faith. The Closing may be extended by Seller for a reasonable number of days (not to exceed sixty (60) days) to accommodate Seller’s obligations under this Section 7.
The following shall be deemed “Permitted Exceptions”: (i) the exceptions to title existing on the effective date of the Title Commitment and approved by Buyer in writing, or deemed approved by Buyer, as provided in this Section 7; (ii) real property taxes and assessments which are a lien but not yet payable; (iii) any title exceptions caused, consented to or preapproved by Buyer; (iv) all applicable building, zoning and use restrictions and/or regulations of any municipality, township, county or state; and (v) defects that would be shown by an inspection or by a survey of the Real Property. If Buyer does not elect to terminate this Agreement in accordance with the provisions of this Section 7, any Objectionable Title Matters which Seller refuses to cure shall be deemed “Permitted Exceptions”. Notwithstanding the foregoing provisions of this Section 7 or anything to the contrary contained in this Agreement, Seller shall be required to cure and satisfy, on or prior to the Closing Date, all Mandatory Cure Items which shall in no event be deemed Permitted Exceptions. The term “Mandatory Cure Items” shall mean, collectively, (y) all mortgages and deeds of trust against the Property and (z) any mechanic’s, materialman’s or supplier’s liens resulting from work performed at the Property by or on behalf of Seller, but excluding (1) any liens for real property taxes not yet due and payable, (2) matters created by Buyer or any of its affiliates, and (3) any judgment lien or attachment being contested by Seller in good faith.

8.	CLOSING OF SALE.
a.    Closing Date. The closing of the transaction contemplated under this Agreement (the "Closing") shall occur on the date that is no later than ten (10) days after the expiration of the Financing Contingency Period at the offices of Escrow Agent or ~~such~~ other place as agreed to in writing by Seller and Buyer; provided, however, that Seller may, at Seller's sole discretion, extend the Closing Date for up to sixty (60) days following the expiration of the Financing Contingency Period (the date on which the Closing occurs is referred to herein as the "Closing Date"). Seller and Buyer agree that the parties shall use commercially reasonable efforts to cause the Closing to occur on or before December 29, 2017. This Agreement is intended to constitute escrow instructions to Escrow Agent. Buyer

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and Seller will provide any supplemental instructions requested by Escrow Agent provided the same are consistent with this Agreement.
b.    Closing Conditions. Notwithstanding anything herein to the contrary, Buyer’s obligation to complete Closing is conditioned upon the satisfaction (or Buyer’s written waiver) on or prior to the Closing Date of all of the following conditions (collectively, the “Conditions”):

i.	The representations and warranties of Seller herein contained, with such updates and changes as are herein expressly required, shall be true and correct in all material respects.

ii.	Seller shall have performed in all material respects all of Seller’s covenants, agreements and obligations required by this Agreement to be performed at or prior to Closing.

iii.	At Closing, the Real Property shall not be subject to any title exceptions or encumbrances other than the Permitted Exceptions.
c.    Failure of Conditions. If at the time of Closing any Condition has not have been satisfied in any material respect, unless such lack of satisfaction has been caused by Seller’s default (in which case the provisions of Section 22(b) shall apply), then Seller shall have a reasonable period of time, not to exceed fifteen (15) business days (the “Cure Period”), to satisfy any such unsatisfied Condition. In the event any Condition has not been satisfied in any material respect after the expiration of the Cure Period, unless such lack of satisfaction has been caused by Seller’s default (in which case the provisions of Section 22(b) shall apply), Buyer shall have the right (as Buyer’s exclusive right and remedy) either (i) to proceed with Closing without any adjustment in the Purchase Price, in which case Buyer shall be deemed to have waived all unsatisfied Conditions, or (ii) to terminate this Agreement by giving Seller notice on or before the Closing Date, in which case the Earnest Money (including the Nonrefundable Initial Earnest Money Portion) shall be refunded to Buyer promptly and, thereupon, neither party shall have any further rights, duties, liabilities or obligations under this Agreement, except as otherwise expressly set forth herein.

9.
CLOSING COSTS AND PRORATIONS. Seller shall deliver an updated rent roll to Escrow Agent before the scheduled Closing Date and any other information reasonably requested by Escrow Agent before the Closing Date to allow Escrow Agent to prepare a settlement statement for Closing. Seller and Buyer shall each pay their own legal fees and the fees of their own consultants. Seller shall pay the premium for the owner's standard coverage Title Policy. Buyer shall pay any excess or additional premium attributable to any extended coverage policy of title insurance and any endorsements requested by Buyer and the cost of any survey required in connection with the same. Seller and Buyer shall each pay one-half of the escrow fees. Seller shall pay the real estate excise tax related to the sale of the Real Property in the amount required by applicable statute or code. Real and personal property taxes and assessments payable in the year of closing, collected rents on any existing tenancies, interest, utilities, and other operating expenses shall be pro-rated as of Closing. If tenants pay any of the foregoing expenses directly, then Escrow Agent shall only pro rate those expenses paid by Seller. Buyer shall pay all costs of financing including the premium for the lender's title policy. If the Property was taxed under a deferred classification prior to Closing, then Seller shall pay all taxes, interest, penalties, deferred taxes or similar items which result from removal of the Property from the deferred classification. At Closing, all refundable deposits on tenancies, if any, shall be credited to Buyer or delivered to Buyer for deposit in a trust account if required by state or local law. Buyer shall pay any sales or use tax applicable to the transfer of personal property included in the sale. All other costs shall be allocated between Seller and Buyer in accordance with the customary practice in King County, Washington for commercial real estate transactions.

a.    Unpaid Utility Charges. Buyer and Seller waive the right to have the Escrow Agent disburse closing funds necessary to satisfy unpaid utility charges affecting the Property pursuant to RCW 60.80.

10.
POST-CLOSING ADJUSTMENTS, COLLECTIONS, AND PAYMENTS. After Closing, Buyer and Seller shall reconcile the actual amount of revenues or liabilities upon receipt or payment thereof to the extent those items were prorated or credited at Closing based upon estimates. Any bills or invoices received by Buyer after Closing which relate to services rendered or goods delivered to the Seller or the Property prior to Closing shall be paid by Seller upon presentation of such bill or invoice. At Buyer's option, Buyer may pay such bill or invoice and be reimbursed the amount paid plus interest at the rate of twelve percent (12%) per annum beginning fifteen (15) days from the date of Buyer's written demand to Seller for reimbursement until such reimbursement is made.

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Notwithstanding the foregoing, if tenants pay certain expenses based on estimates subject to a post-closing reconciliation to the actual amount of those expenses, then Buyer shall be entitled to any surplus and shall be liable for any credit resulting from the reconciliation. Rents collected from each tenant after Closing shall be applied first to rentals due most recently from such tenant for the period after closing, and the balance shall be applied for the benefit of Seller for delinquent rentals owed for a period prior to closing. The amounts applied for the benefit of Seller shall be turned over by Buyer to Seller promptly after receipt. Seller shall be entitled to pursue any lawful methods of collection of delinquent rents but shall have no right to evict tenants after Closing.

11.
OPERATIONS PRIOR TO CLOSING. Prior to Closing, Seller shall continue to operate and maintain the Property in the ordinary course of its business but shall not be required to repair material damage from casualty except as otherwise provided in this Agreement. After the Financing Contingency Period, Seller shall not enter into or modify existing rental agreements or Leases (except that Seller may enter into, modify, extend, renew or terminate Leases in the ordinary course of its business), service contracts, or other agreements affecting the Property which have terms extending beyond Closing without first obtaining Buyer's consent, which shall not be unreasonably withheld, conditioned or delayed.

12.	POSSESSION. Buyer shall be entitled to possession at the Closing. Buyer shall accept possession subject to the Permitted Exceptions.

13.
AS-IS; WAIVER; RELEASE. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER SET FORTH HEREIN AND IN ANY DOCUMENT DELIVERED BY SELLER AT CLOSING. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY SELLER AT CLOSING, BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (MADE OR FURNISHED BY SELLER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING.
BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER, SELLER’S AFFILIATED ENTITIES AND EACH OF THE RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS OF SELLER AND SELLER’S AFFILIATES (COLLECTIVELY WITH SELLER AND SELLER’S AFFILIATES, “SELLER PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR

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CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, SELLER’S AFFILIATED ENTITIES AND SELLER PARTIES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, OTHER THAN PURSUANT TO SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY SELLER AT THE CLOSING.
THIS AGREEMENT, INCLUDING SPECIFICALLY BUT WITHOUT LIMITATION THE PROVISIONS OF THIS SECTION 13, HAS BEEN EXTENSIVELY NEGOTIATED BY SELLER AND BUYER, AND REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER. BUYER REPRESENTS AND WARRANTS THAT BUYER HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOOSING HAVING EXPERIENCE AND KNOWLEDGE IN HANDLING COMMERCIAL REAL ESTATE TRANSACTIONS OF THE NATURE AND CHARACTER AS CONTEMPLATED HEREIN, AND BUYER IS RELYING SOLELY ON THE ADVICE OF ITS LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT AND COMPLETING THE TRANSACTION CONTEMPLATED HEREIN. THE PARTIES ACKNOWLEDGE THAT THE PARTIES AND THEIR RESPECTIVE LEGAL COUNSEL HAVE REVIEWED AND REVISED THIS AGREEMENT AND THAT THE NORMAL RULE OF CONSTRUCTION TO THE EFFECT THAT ANY AMBIGUITIES ARE TO BE RESOLVED AGAINST THE DRAFTING PARTY SHALL NOT BE EMPLOYED IN THE INTERPRETATION OF THIS AGREEMENT OR ANY AMENDMENTS OR EXHIBITS HERETO. BUYER FURTHER ACKNOWLEDGES THAT BUYER IS AWARE THAT THE PROVISIONS OF THIS AGREEMENT, INCLUDING SPECIFICALLY BUT WITHOUT LIMITATION THE PROVISIONS OF THIS SECTION 13, LIMIT, RESTRICT AND MAY FORECLOSE BUYER’S ABILITY TO PURSUE ANY REMEDY OR CAUSE OF ACTION AGAINST SELLER IN CONNECTION WITH THIS TRANSACTION OR ANY MATTER AFFECTING THE PROPERTY.
THE PROVISIONS OF THIS SECTION 13 SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

14.	PERSONAL PROPERTY.
a.    This sale includes all of Seller's rights, title and interest to the Assets listed on Exhibit B which may be updated and will in any event be attached hereto within ten (10) days of the Effective Date, which shall include, without limitation, certain brewing and bottling equipment located at or on the Real Property and further identified on Exhibit B attached hereto (the "Brewing and Bottling Equipment"). Seller warrants title to, but not the condition of, the personal property and shall convey it by bill of sale, pursuant to Section 17(a)(ii).
b.    In addition to the Leases and Vendor Contracts assumed by Buyer pursuant to this Agreement, this sale includes all right, title and interest of Seller to the following intangible property now or hereafter existing with respect to the Property (specifically excluding any of Seller's related trademarks, service marks or trade dress and, for avoidance of doubt, all Excluded Assets), including: all rights-of-way, rights of ingress or egress or other interests in, on, or to, any land, highway, street, road, or avenue, open or proposed, in, on, or across, in front of, abutting or adjoining the Property; all rights to utilities serving the Property; all drawings, plans, specifications and other architectural or engineering work product; all governmental permits, certificates, licenses, authorizations and approvals (to the extent transferable); all rights, claims, causes of action, and warranties under contracts with contractors, engineers, architects, consultants or other parties specifically associated with the Property; all utility deposits and reserve accounts, if any, and all security and other deposits under any Vendor Contracts; and any telephone numbers for the Property.
c.    Prior to Closing, Seller shall use commercially reasonable efforts to assist Buyer in identifying a third party reseller or buyer of the Brewing and Bottling Equipment, with the intent that Buyer would enter into any marketing or sale agreement with such third party re-seller or buyer directly. Buyer confirms and represents that it is acquiring the Brewing and Bottling Equipment for purposes of resale and will deliver to Seller any certificate or certificates reasonably requested by Seller to confirm such intent.

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d.    In connection with the foregoing, Five Hundred Thousand Dollars ($500,000) of the net sale proceeds hereunder (the “Holdback Funds”) shall be retained by Escrow Agent as a holdback at Closing. The parties hereto hereby agree that Buyer shall attempt in good faith to sell the Brewing and Bottling Equipment and, if the gross proceeds received by Buyer from such sale of the Brewing and Bottling Equipment are less than Three Million Five Hundred Thousand Dollars ($3,500,000.00), then, upon Seller's and Escrow Agent's receipt of Buyer's written notice of such sale and shortfall (such notice to be accompanied with reasonably detailed evidence and support of such sale and shortfall and followed with such additional evidence and support as may be reasonably requested by Seller), Escrow Agent shall disburse to Buyer an amount equal to the lesser of (i) $500,000, or (ii) the difference between $3,500,000 and the gross proceeds of the actual sale of the Brewing and Bottling Equipment. Additionally, if the Brewing and Bottling Equipment has not been sold by the date that is one hundred eighty (180) days after the Closing Date, then the Holdback Funds shall be disbursed to Seller. At Closing, Buyer, Seller and Escrow Agent shall execute and deliver a commercially reasonable holdback agreement incorporating the terms contemplated under this Section 14(d).
Seller has not, at any time, made, and is not now making, and specifically disclaims, any warranties or representations of any kind or character, express or implied, with respect to the PROPERTY (INCLUDING THE BREWING AND BOTTLING EQUIPMENT), including, but not limited to, warranties or representations as to the merchantability of the Property (INCLUDING THE BREWING AND BOTTLING EQUIPMENT) or fitness of the Property for any particular purpose.

15.
CONDEMNATION AND CASUALTY. Seller bears all risk of loss until Closing, and thereafter Buyer shall bear the risk of loss. Seller will notify Buyer within ten (10) days after receiving notice of, or otherwise becoming aware of, any casualty or the commencement of any proceedings for the taking by eminent domain of all or any part of the Property. If, prior to the Closing, any improvements on the Property are materially destroyed or materially damaged by casualty before Closing, or if condemnation proceedings are commenced against all or a material portion of the Property before Closing, then Buyer shall have the option, exercisable by written notice given to Seller on or prior to the date that is ten (10) days after Buyer’s receipt of notice of such damage, destruction or taking to terminate this Agreement, in which event the Nonrefundable Initial Earnest Money Portion shall be delivered to Seller and the remaining portion of the Earnest Money shall be returned to Buyer, and neither party shall have further rights or obligations pursuant to this Agreement, except as expressly provided herein. For purposes of this Section 15, “material portion” shall mean (i) in the case of damage or destruction by casualty, a portion of the Property having a replacement cost equal to or in excess of Two Million and 00/100 Dollars ($2,000,000.00); or (ii) in the case of a taking, a portion of the Property for which the condemnation award is equal to or in excess of Two Million and 00/100 Dollars ($2,000,000.00). If Buyer does not elect to terminate this Agreement or if such damage, destruction, taking or threatened taking is not material, Buyer shall proceed with the purchase of the Property without reduction or offset of the Purchase Price and except to the extent Seller shall have previously restored or made payments in connection with the restoration the Property to its condition prior to the occurrence of any such damage or destruction, Seller shall assign to Buyer all claims and right to proceeds under any property insurance policy and shall credit to Buyer at Closing the amount of any deductible provided for in the policy.

16.
FIRPTA - TAX WITHHOLDING AT CLOSING. Escrow Agent is instructed to prepare a certification (CBA or NWMLS Form 22E, or equivalent) that Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act, and Seller shall sign it on or before Closing ("FIRPTA Affidavit"). If Seller is a foreign person, and this transaction is not otherwise exempt from FIRPTA, Escrow Agent is instructed to withhold and pay the required amount to the Internal Revenue Service.

17.
CLOSING DELIVERABLES. Seller and Buyer will deliver the following documents and funds into escrow established with Escrow Agent, and Escrow Agent will close escrow on the Closing Date in accordance with the terms of this Agreement and the instructions of Seller and Buyer not inconsistent with the terms hereof.

a. Seller's Closing Deliverables. Seller will deliver the following at Closing: (i) Statutory Warranty Bargain and Sale Deed, executed by Seller conveying the Real Property to Buyer, subject only to the Permitted Exceptions, (ii) a Bill of Sale in a commercially reasonable form, executed by Seller, to effect transfer of the Assets (including the Brewing and Bottling Equipment) to Buyer, (iii) an Assignment and Assumption Agreement in a commercially

COMMERCIAL & INVESTMENT REAL ESTATE
PURCHASE & SALES AGREEMENT
(CONTINUED)

reasonable form, executed by Seller, to effect transfer of all Leases and Vendor Contracts assumed by Buyer pursuant to this Agreement (the "Assignment Agreement"), (iv) a Real Estate Excise Tax Affidavit, completed and executed by Seller, and (v) FIRPTA Affidavit.
b. Buyer's Closing Deliverables. Buyer will deliver the following at Closing: (i) the Purchase Price, (ii) the Assignment Agreement, executed by Buyer, (iii) a Real Estate Excise Tax Affidavit, completed and executed by Buyer.

18.	NOTICES AND COMPUTATION OF TIME. Unless otherwise specified, any notice required or permitted in, or related to, this Agreement (including revocations of offers and counteroffers) must be in writing.
Unless otherwise specified in this Agreement, any period of time in this Agreement shall mean Pacific Time and shall begin the day after the event starting the period and shall expire at 5:00 p.m. of the last calendar day of the specified period of time, unless the last day is a Saturday, Sunday or legal holiday as defined in RCW 1.16.050, in which case the specified period of time shall expire on the next day that is not a Saturday, Sunday or legal holiday. Any specified period of five (5) days or less shall not include Saturdays, Sundays or legal holidays. Notwithstanding the foregoing, references to specific dates or times or number of hours shall mean those dates, times or number of hours.

19.
ALLOCATION OF CERTAIN RESPONSIBILITIES. The Seller will be solely responsible for the conduct of all operations and employment of all employees of the Property through the Closing Date. As such, the Seller shall be solely responsible, and the Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any employee (or former employee) of the Seller for any period relating to service for the Seller prior to the Closing Date and the Seller shall pay all such amounts to all entitled employees as required by law. The Buyer may offer employment to any or all employees terminated by the Seller in connection with the Closing at its discretion, and will be solely responsible for all aspects of the employment of employees and conduct of all operations at the Real Property after the Closing Date.

20.
BROKERS. Each party represents and warrants to the other party that no broker or agent was engaged in connection with this transaction, except for Kidder Mathews and Capstone Real Estate Group Mathews, on behalf of the Buyer (collectively, "Buyer's Broker") and Kidder Mathews on behalf of Seller ("Seller's Broker", and together with Buyer's Broker, collectively, "Broker"). Seller shall pay commissions to Seller's Broker and Buyer's Broker as follows: (i) a commission equal to Three Hundred Fifteen Thousand Dollars ($315,000.00) to Seller's Broker and (ii) a commission equal to Two Hundred Forty-Five Thousand Dollars ($245,000.00) to Buyer's Broker, in each case, pursuant to a separate written agreement, provided, however, Seller shall only be obligated to pay such commission if, as and when the Deed is recorded and not otherwise. Seller and Buyer shall indemnify and defend each other against any costs, claims or expenses, including attorneys’ fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this Section 20. All parties acknowledge receipt of the pamphlet entitled “The Law of Real Estate Agency.” The representations and obligations under this Section 20 shall survive the Closing indefinitely or, if the Closing does not occur, the termination of this Agreement.

21.
ASSIGNMENT. Buyer may not assign this Agreement or Buyer's rights hereunder without Seller's prior written consent; provided, however, that Buyer shall be permitted to assign the rights of "Buyer" hereunder to any or all of the parcels comprising the Real Property to a Buyer's Affiliate (as defined below) without the prior written consent of Seller, provided that Buyer delivers written notice of its intent to do so prior to the Closing Date. As used in this Section 21, "Buyer's Affiliate" means (a) any entity that directly or indirectly controls, is controlled by or is under common control with Brian Winn, an individual ("Winn"), or David Yuchasz, an individual ("Yuchasz"), or (b) any entity at least a majority or whose economic interest is owned by Winn or Yuchasz. As used in this Section 21, the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the parties; provided, however, that no assignment permitted hereunder shall release Buyer from its obligations and indemnities under this Agreement and Buyer shall remain primarily liable for same.

COMMERCIAL & INVESTMENT REAL ESTATE
PURCHASE & SALES AGREEMENT
(CONTINUED)

22.	DEFAULT.
a.    Buyer's default. In the event Buyer fails, without legal excuse, to complete the purchase of the Property, then Seller may terminate this Agreement and keep the Earnest Money as liquidated damages as the sole and exclusive remedy available to Seller for such failure. In the event that this transaction fails to close as a result of the default of Buyer under this Agreement, Buyer and Seller agree that Seller's actual damages would be impracticable or extremely difficult to fix, and that the amount of the Earnest Money represents the parties' reasonable estimate and agreed liquidation of such damages.
b.    Seller's default. In the event Seller fails, without legal excuse, to complete the sale of the Property, then, as Buyer’s sole remedy, Buyer may either (a) terminate this Agreement and recover all Earnest Money (including the Nonrefundable Initial Earnest Money Deposit); or (b) bring suit to specifically enforce this Agreement and recover incidental damages, provided, however, Buyer must file suit within sixty (60) days from the scheduled date of closing or from the date Seller has informed Buyer in writing that Seller will not proceed with closing, whichever is earlier.

23.	MISCELLANEOUS PROVISIONS.
a.    Complete Agreement. This Agreement and any addenda and exhibits hereto state the entire understanding of Buyer and Seller regarding the sale of the Property. There are no verbal or other written agreements which modify or affect this Agreement.
b.    Counterpart Signatures. This Agreement may be signed in counterparts, each signed counterpart shall be deemed an original, and all counterparts together shall constitute one and the same agreement.
c.    Electronic Delivery. Electronic delivery of documents (e.g., transmission by facsimile or email) and notices shall be legally sufficient to bind the party the same as delivery of an original.
d.    Section 1031 Like-Kind Exchange. If either Buyer or Seller intends for this transaction to be a part of a Section 1031 like-kind exchange, then the other party agrees to cooperate in the completion of the like-kind exchange so long as the cooperating party incurs no additional liability in doing so, and so long as any expenses (including reasonable attorney's fees and costs) incurred by the cooperating party that are related only to the exchange are paid or reimbursed to the cooperating party at or prior to Closing. Notwithstanding Section 21 above, any party completing a Section 1031 like-kind exchange may assign this Agreement to its qualified intermediary or any entity set up for the purposes of completing a reverse exchange.
e.    Attorneys' Fee; Venue; Governing Law. Neither Buyer nor Seller may recover consequential damages such as lost profits. If Buyer or Seller institutes suit against the other concerning this Agreement, the prevailing party is entitled to reasonable attorneys' fees and expenses. In the event of trial, the amount of the attorney's fee shall be fixed by the court. The venue of any suit shall be King County, Washington, and this Agreement shall be governed by the laws of the State of Washington.
f.    Further Assurance. Seller and Buyer will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section 23(f) shall survive the Closing.

24.
ALLOCATION OF PURCHASE PRICE. The parties agree to allocate the purchase price among the individual parcels comprising the Real Property and the Assets purchased hereunder for all purposes (including accounting and tax) in accordance with an allocation schedule to be agreed. A draft of the allocation schedule shall be prepared by Buyer and delivered to Seller at least fifteen (15) days prior to the Closing Date. If Seller notifies Buyer in writing that Seller reasonably objects to one or more items reflected in the allocation schedule and explains in reasonable detail the basis for such objection, the parties shall attempt to resolve such dispute through good faith negotiations; provided, however, that any unresolved dispute shall be resolved by independent accountants practicing in the Seattle, Washington area with industry-relevant experience to be engaged for that purpose and agreed to by the parties. In furtherance of the foregoing, the parties acknowledge and agree that the determination by such independent accountants of any unresolved dispute shall be binding. The fees and expenses of such accounting firm shall be shared equally. The parties will each report, act and file state and federal tax returns in all respects and for all purposes consistent with such allocation.

COMMERCIAL & INVESTMENT REAL ESTATE
PURCHASE & SALES AGREEMENT
(CONTINUED)

25.
INFORMATION TRANSFER. In the event this Agreement is terminated, Buyer agrees to deliver to Seller within ten (10) days of Seller's written request copies of all materials received from Seller and any non-privileged plans, studies, reports, inspections, appraisals, surveys, drawings, permits, applications or other development work product relating to the Property in Buyer's possession or control as of the date this Agreement is terminated.

26.	REPRESENTATIONS AND WARRANTIES.
a.    Seller's Representations and Warranties. Seller hereby represents and warrants to Buyer, which representations and warranties shall be deemed made by Seller to Buyer as of the Effective Date and also as of the Closing Date, that:

i.	Seller is a duly organized and validly existing corporation under the laws of the State of Washington with the full power and authority to perform its obligations hereunder.

ii.
None of the execution, delivery or performance of this Agreement by Seller does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of any entity under (A) the organizational documents of Seller or any material agreement, instrument or other document to which Seller is a party or by which Seller is bound, or (B) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Seller.

iii.
Upon Board Approval (as defined in Section 5(b) above), the execution, delivery and performance by Seller of this Agreement, and all of Seller’s obligations hereunder, shall be duly and validly authorized by all requisite action on the part of the Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

iv.
Seller has no knowledge of and has not received written notice of (A) the existence, institution or the proposed institution of condemnation proceedings relating to any portion of the Property or any other taking against all or any part of the Property; (B) the widening, change or grade or limitation on use of streets abutting the Property; (C) concerning pending public improvements in or adjoining the Property; (D) concerning any special taxes or assessments levied or to be levied against the Property; or (E) concerning any change in the zoning classification of the Property or any part thereof.

v.	Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.
b.     Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller, which representations and warranties shall be deemed made by Buyer to Seller as of the Effective Date and also as of the Closing Date, that:

i.	Buyer is a duly organized and validly existing limited liability company under the laws of the State of Washington with the full power and authority to perform its obligations hereunder.

ii.
None of the execution, delivery or performance of this Agreement by Buyer does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of any entity under (A) the organizational documents of Buyer or any material agreement, instrument or other document to which Buyer is a party or by which Buyer is bound, or (B) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Buyer.

iii.
The execution, delivery and performance by Buyer of this Agreement, and all of Buyer's obligations hereunder, has been duly and validly authorized by all requisite action on the part of the Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

c. Survival. Notwithstanding anything else to the contrary contained in this Agreement, in any exhibits attached hereto, or in any documents executed or to be executed at Closing or otherwise in connection herewith (collectively, the “Purchase Documents”), all of Seller's representations, warranties, covenants, undertakings, indemnities, and agreements contained in any of the Purchase Documents (collectively, “Seller's Undertakings”) shall survive the

COMMERCIAL & INVESTMENT REAL ESTATE
PURCHASE & SALES AGREEMENT
(CONTINUED)

Closing for a period of one (1) year (the “Survival Period”). Buyer acknowledges that it is a sophisticated Buyer who is familiar with the ownership and operation of real estate projects similar to the Property, and Buyer and Seller have negotiated and agreed upon the length of the Survival Period as an adequate period of time for Buyer to discover any and all facts that could give rise to a claim or cause of action for a breach of a representation. Buyer may bring an action against Seller on the breach of any Seller's Undertakings, but only if: (i) Buyer first learns of the breach after Closing and files the action within the Survival Period and (ii) the damage to Buyer on account of the breach (individually or when combined with damages from other breaches) equals or exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00). Furthermore, Buyer agrees that Seller's liability, however and whenever arising, whether based on or through, directly or indirectly, in whole or in part, any breach of Seller's Undertakings, at law or in equity, or any other claim or basis arising under the Purchase Documents or with respect to the Property, at law or in equity, shall not exceed, in the aggregate, One Million and No/100 Dollars ($1,000,000.00).

27.
CONFIDENTIALITY. Until and unless closing has been consummated, Buyer and Seller shall follow reasonable measures to prevent unnecessary disclosure of information obtained in connection with the negotiation and performance of this Agreement. Neither party shall use or knowingly permit the use of any such information in any manner detrimental to the other party.

28.
DISCLOSURE OF BROKER. EXCEPT AS OTHERWISE DISCLOSED IN WRITING TO BUYER OR SELLER, THE SELLING BROKER, LISTING BROKER, AND FIRMS HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES OR CONDUCTED ANY INDEPENDENT INVESTIGATION CONCERNING THE LEGAL EFFECT OF THIS AGREEMENT, BUYER'S OR SELLER'S FINANCIAL STRENGTH, BOOKS, RECORDS, REPORTS, STUDIES, OR OPERATING STATEMENTS; THE CONDITION OF THE PROPERTY OR ITS IMPROVEMENTS; THE FITNESS OF THE PROPERTY FOR BUYER’S INTENDED USE; OR OTHER MATTERS RELATING TO THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE PROPERTY'S ZONING, BOUNDARIES, AREA, COMPLIANCE WITH APPLICABLE LAWS (INCLUDING LAWS REGARDING ACCESSIBILITY FOR DISABLED PERSONS), OR HAZARDOUS OR TOXIC MATERIALS INCLUDING MOLD OR OTHER ALLERGENS. SELLER AND BUYER ARE EACH ADVISED TO ENGAGE QUALIFIED EXPERTS TO ASSIST WITH THESE DUE DILIGENCE AND FEASIBILITY MATTERS, AND ARE FURTHER ADVISED TO SEEK INDEPENDENT LEGAL AND TAX ADVICE RELATED TO THIS AGREEMENT.

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COMMERCIAL & INVESTMENT REAL ESTATE
PURCHASE & SALES AGREEMENT
(CONTINUED)

29.	IDENTIFICATION OF THE PARTIES. The following is the contact information for the parties involved in this Agreement:

Buyer Contact: Sound Commercial Investment Holdings, LLC Address: 14300 NE 145th St, Woodinville, WA 98072 Mobile Phone: (206) 799-1660 Attention: David Yuchasz Email: davidyuchasz@gmail.com	Seller Contact: Craft Brew Alliance, Inc. Address: 929 N. Russell St., Portland, Oregon 97227 Business Phone: (503) 972-7975 Attention: Andy Thomas Email: Andy.Thomas@craftbrew.com
Buyer's Broker

Name: Kidder Mathews LLC /Capstone Real Estate
Assumed Name (if applicable) : Dan Swanson / Donna Marshall
Address: 601 Union Street, Suite 4720, Seattle, WA 98101
Business Phone: 206.248.9600
Mobile Phone: 425.444.6501
Email: dwanson@kiddermathews.com
Fax: 206.296.9629

Seller's Broker

Name: Kidder Mathews LLC
Assumed Name (if applicable) : Jason Bloom / Todd Gauthier/Andy Miller
Address: 500 108th Ave NE, Suite 2400, Bellevue, WA 98004
Business Phone: (425) 454-7040
Mobile Phone: (425) 260-5699
                         (206) 260-4200
                         (206) 947-2160
Email:jbloom@kiddermathews.com; toddg@kiddermathews.com; amiller@kiddermathews.com
Fax: (425) 451-3058
CBA Office No.: 912-700

Courtesy Copy of Notices to Buyer to:

Name: Alston, Courtnage & Bassetti LLP
Attention: Chuck Shigley
Address: 1420 Fifth Avenue, Suite 3650
                Seattle, WA 98101-4011
Business Phone: 206-623-7600
Email: cshigley@alcourt.com

Courtesy Copy of Notices to Seller to:

Name: Miller Nash Graham & Dunn LLP
Attention: Jonathon Goodling
Address: 3400 U.S. Bancorp Tower
                111 S.W. Fifth Avenue
                Portland, Oregon 97204
Business Phone: (503) 224-5858
Email: jonathon.goodling@millernash.com

COMMERCIAL & INVESTMENT REAL ESTATE
PURCHASE & SALES AGREEMENT
(CONTINUED)

IN WITNESS WHEREOF, the parties have signed this Agreement intending to be bound.

BUYER: SOUND COMMERCIAL INVESTMENT HOLDINGS, LLC, a Washington limited liability company By:/s/David Yuchasz Name: David Yuchasz Title: Manager	SELLER: CRAFT BREW ALLIANCE, INC., a Washington corporation By:/s/Andy Thomas Name: Andy Thomas Title: Chief Executive Officer

COMMERCIAL & INVESTMENT REAL ESTATE
PURCHASE & SALES AGREEMENT

EXHIBIT A
[Legal Description]

Owner's Woodinville brewing facility located at 14300 NE 145th Street
Woodinville, WA 98072, with a legal description for the property as follows:
Lots 1, 2 and 3, King County Boundary Line Adjustment Number L93L0042, recorded under recording number 9310149011, in King County, Washington;
EXCEPT that portion of Lot 1, conveyed to the State of Washington by deed recorded under recording number 9406280504.

A-1

COMMERCIAL & INVESTMENT REAL ESTATE
PURCHASE & SALES AGREEMENT

EXHIBIT B
[Description of Acquired Assets]

1.
Assets. The "Assets" include Seller's rights, title and interest in, to and under certain specifically identified assets and rights of Seller, in each case to the extent existing as of the Closing Date, as follows:

a.    Tangible Personal Property.

i.
All equipment, furniture, fixtures, machines, spare and change parts owned by Seller and located at the Property and used or held for use by Seller in the operations of its brewery business, as further identified on Schedule B-1 which Seller shall provide to Buyer as soon as reasonably feasible but no later than ten (10) business days after the Effective Date (the "Brewing and Bottling Equipment"); and

ii.
Other equipment, furniture, fixtures, mechanical systems and other personal property owned by Seller and used in conjunction with the operation of (and located on) the Real Property, including without limitation all tangible assets of and relating to the brewpub operated at the Real Property (the "Other FF&E");

b.	Files and Records. All files and other records of Seller which relate to the Brewing and Bottling Equipment and the Other FF&E and are located on the Property ("Files"); and

c.
Plans. All existing site plans, surveys, studies, architectural drawings, floor or landscape plans, appraisals, feasibility studies, environmental studies and other plans and studies of any kind if existing and relating to the Property and in the possession or subject to the control of Seller.

2.    Limitation; Excluded Assets. The Assets include only those assets specifically identified above and no other assets, and expressly do not include any Excluded Assets. "Excluded Assets" include all tangible and intangible properties of Seller not expressly included in the Assets, including, without limitation, all of Seller's rights in, to and under the following:

a.	Proprietary Rights. All intellectual property rights of Seller of any kind;

b.	Cash; Accounts Receivable. All cash and trade and accounts receivable (and for avoidance of doubt any Accounts Payable will remain with the Seller);

c.	Prepaid Items. All deposits, prepaid items and other similar assets other than deposits, prepays or similar assets as are related to and included with the Vendor Contracts;

d.
Branded Properties. All branded personal property or inventory of any kind, including without limitation all equipment or supplies branded with one or more trademarks of Seller such as pub glassware, signs, or other similar items as well as similar items acquired in replacement or supplementation of the listed items.

e.	Licenses. To the extent not transferable without any unreasonable effort or expense, all licenses, permits, franchises, certificates, and other authorizations issued by any governmental authority; and

f.
Claims. All claims, warranties, guaranties, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, other than warranty or similar claims related to the Assets, Leases or Vendor Contracts, and specifically excluding all rights of the Seller under, and any settlement proceeds arising from, the Seller's class membership in the class action lawsuit known as Haggart v. United States, No. 09-103 (Fed. C1.), commonly known as the "rails to trails" litigation.

B-1

ADDENDUM TO
PURCHASE AND SALE AGREEMENT

THIS ADDENDUM TO PURCHASE AND SALE AGREEMENT (this "Addendum") is made and entered into as of December 29, 2017 (the "Effective Date"), by and between CRAFT BREW ALLIANCE, INC., a Washington corporation ("Seller"), and SOUND COMMERCIAL INVESTMENT HOLDINGS, LLC, a Washington limited liability company ("Buyer").
WHEREAS, Seller and Buyer are parties to that certain Commercial & Investment Real Estate Purchase & Sale Agreement, dated November 29, 2017 (the "Purchase and Sale Agreement"), pursuant to which Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller the Real Property identified therein.

WHEREAS, the parties desire to modify and amend the Purchase and Sale Agreement in certain respects as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Purchase and Sale Agreement.

2.	Waiver of Financing Contingency. Buyer hereby waives the Financing Contingency, paragraph 5a of the Purchase and Sale Agreement.

3.
Closing Date; Escrow Holdback. The parties agree to a Closing on or before January 12, 2018. The parties acknowledge that, in connection with the foregoing waiver and agreement as to Closing, Seller has agreed to allow Buyer to retain the Holdback Funds (in the amount of $500,000.00) from the Purchase Price otherwise payable into escrow at Closing for a period no longer than 60 days and on terms and conditions otherwise to be reasonably agreed in a further amendment to the Purchase and Sale Agreement to cover Buyer's deferred payment of the Holdback Funds into escrow and grant of a security interest in the Brewing and Bottling Equipment to secure the obligation of Buyer to fund such escrow within 60 days of Closing.

4.
No Further Amendment. Except as modified and amended pursuant to this Addendum, the Purchase and Sale Agreement remains unaltered and in full force and effect, and each party's execution of this Addendum constitutes an affirmation, ratification, and confirmation of the Purchase and Sale Agreement, as amended hereby.

5.
Counterparts. Seller and Buyer acknowledge and agree that signatures of the parties hereto transmitted electronically by facsimile or by ".pdf" files shall be deemed originals. This Addendum may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Seller and Buyer have caused this Addendum to be executed and delivered as of the date and year first above written.

BUYER: SOUND COMMERCIAL INVESTMENT HOLDINGS, LLC a Washington limited liability company By:/s/David Yuchasz Name: David Yuchasz Title:

SELLER: CRAFT BREW ALLIANCE, INC. a Washington corporation By:/s/Joe Vanderstelt Name: Joe Vanderstelt Title: CFO

SECOND ADDENDUM
TO
PURCHASE AND SALE AGREEMENT

THIS SECOND ADDENDUM TO PURCHASE AND SALE AGREEMENT (this "Second Addendum") is made and entered into as of January 5, 2018 (the "Effective Date"), by and between CRAFT BREW ALLIANCE, INC., Washington corporation ("Seller"), and SOUND COMMERCIAL INVESTMENT HOLDINGS, LLC, a Washington limited liability company ("Buyer").
RECITALS

WHEREAS, Seller and Buyer are parties to that certain Commercial & Investment Real Estate Purchase & Sale Agreement, dated November 29, 2017, as amended by that certain Addendum to Purchase and Sale Agreement, dated December 29, 2017 (collectively, the "Purchase and Sale Agreement"), pursuant to which Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller the Real Property identified therein.

WHEREAS, the parties hereto desire to modify and amend the Purchase and Sale Agreement in certain respects as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

AMENDMENT

1.	Definition. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Purchase and Sale Agreement.

2.	Purchase Price. Section 2 of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

"2. Purchase Price. The total purchase price for the Property is Twenty Four Million Five Hundred Thousand Dollars ($24,500,000) (the "Purchase Price"). The Purchase Price, less the Earnest Money (as defined in Section 3 below) and the Equipment Shortfall Funds (as defined in Section 14(d) below), shall be payable to Seller in    cash at Closing. The Purchase Price shall be allocated among the parcels comprising the Real Property and the Assets as set forth in Section 24 below."
Holdback Funds. Section 14(d) of the Purchase and Sale Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof (for the avoidance of doubt, the final paragraph of Section 14 shall not be deleted and is not deemed to be deleted by this Second Addendum):
"d.    In connection with the foregoing, Buyer hereby agrees to deposit within sixty (60) days after Closing (the "Equipment Shortfall Deposit Date") (time being of the essence) Five Hundred Thousand Dollars ($500,000) (the “Equipment Shortfall Funds”) with Escrow Agent.     In the event any portion of the Brewing and Bottling Equipment is sold prior to the Equipment Shortfall Deposit Date, Buyer shall promptly (i) notify Seller and Escrow Agent of such sale (such notice to be accompanied with reasonably detailed evidence and support of such sale and such additional information and support as reasonably requested by Seller) and (ii) deposit with Escrow Agent, no later than one (1) business day after such sale, from the gross proceeds to the Buyer from such sale an amount equal to the Equipment Shortfall Funds (or if the gross proceeds are less than the Equipment Shortfall Funds, then such lesser amount). To secure Buyer's obligations to deposit the Equipment Shortfall Funds with Escrow Agent as required above, Buyer hereby as of the date hereof (i) irrevocably grants, pledges and assigns to Seller a continuing first priority lien on and a security interest in all of Buyer's right, title and interest in the Brewing and Bottling Equipment, whether now existing or hereafter acquired, and (ii) authorizes Seller to file such Uniform Commercial Code financing statements covering and/or describing the Brewing and Bottling Equipment as Seller reasonably determines to be necessary or advisable to evidence and perfect its security interest in the Brewing and Bottling Equipment. Upon Escrow Agent's written confirmation of timely receipt of the Equipment Shortfall Funds, Seller shall file (or caused to be filed) a Uniform Commercial Code financing statement amendment terminating its security interest in the Brewing and Bottling Equipment."

"e.    The parties hereto hereby agree that Buyer shall attempt in good faith to sell the Brewing and Bottling Equipment after Closing and, if the gross proceeds received by Buyer from such sale of the Brewing and Bottling Equipment are less than Three Million Five Hundred Thousand Dollars ($3,500,000.00), then, Buyer shall provide written notice to Seller and Escrow Agent of such sale and shortfall (such notice to be accompanied with reasonably detailed evidence and support of such sale and shortfall and followed with such additional evidence and support as may be reasonably requested by Seller) (such notice, the "Buyer Sale Shortfall Notice"). Seller shall have five (5) business days after Seller's receipt of the Buyer Sale Shortfall Notice (and all documents and evidence requested by Seller) to approve or disapprove of any disbursement of the Equipment Shortfall Funds; provided, however, that if Seller fails to notify Escrow Agent of its approval or disapproval within said five (5) business day period, Seller shall be deemed to have approved same. For the avoidance of doubt, Escrow Agent may only disburse the Equipment Shortfall Funds to Buyer upon the approval or deemed approval by Seller. Not more than three (3) business days after Escrow Agent's receipt of Seller's approval (or deemed approval), Escrow Agent shall disburse the Equipment Shortfall Funds as follows: (1) to Buyer, the difference between $3,500,000 and the gross proceeds of the actual sale of the Brewing and Bottling Equipment (not to exceed the Equipment Shortfall Funds); provided, however, if Seller's approval notice instructs Escrow Agent to disburse an alternative amount, then, notwithstanding the foregoing, Escrow Agent shall disburse such amount to Buyer (not to exceed the Equipment Shortfall Funds) and (2) to Seller any amounts remaining from the Equipment Shortfall Funds (including any interest earned thereon) after the disbursement to Buyer as described in clause (1) above.

"f.    In the event the gross proceeds received by Buyer from such sale of the Brewing and Bottling Equipment are an amount equal to or greater than Three Million Five Hundred Thousand Dollars ($3,500,000.00), Buyer shall provide written notice to Seller, with a copy to Escrow Agent, of such sale and excess (such notice, the "Buyer Sale Excess Notice"). Not more than three (3) business days after Escrow Agent's receipt of the Buyer Sale Excess Notice, Escrow Agent shall disburse the Equipment Shortfall Funds to Seller (and Buyer agrees that all such funds shall be due and owing to Seller)."

"g.    In the event Buyer deposits the Equipment Shortfall Funds with Escrow Agent and Buyer (i) fails to sell the Brewing and Bottling Equipment by the date that is one hundred eighty (180) days after the Closing Date or (ii) fails to timely provide the Buyer Sale Shortfall Notice or Buyer Sale Excess Notice in accordance with this Section 14, then, in each case, Escrow Agent shall promptly deliver all Equipment Shortfall Funds to Seller (and Buyer agrees that all such funds shall be due and owing to Seller)."

"h.    If Buyer fails to (i) timely deposit the Equipment Shortfall Funds with Escrow Agent or, (ii) in the event of a sale of the Brewing and Bottling Equipment prior to the Equipment Shortfall Deposit Date, timely deposit all gross proceeds from such sale with Escrow Agent, (A) the Equipment Shortfall Funds shall bear interest at twenty percent (20%) per annum from the date such amount was due to and including the date of payment, (B) Seller shall have all of the rights and remedies with respect to the Brewing and Bottling Equipment of a secured party under the Uniform Commercial Code and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted and (C) Seller may sell or otherwise dispose (or may cause to be sold or disposed) all or any part of the Brewing and Bottling Equipment and any proceeds from any such sale or disposition shall be applied by Seller as follows:

(1) first, to the payment of Seller's costs and expenses in connection with such sale or disposition, including reasonable out-of-pocket costs and expenses of Seller and reasonable attorneys' fees, (2) second, to the payment to Seller of the Equipment Shortfall Funds (plus any interest incurred thereon), and (3) finally, to the payment to Buyer of any surplus then remaining."

"i.    In furtherance of the agreement between the parties contemplated pursuant to Sections 14(d) through (i) above, at Closing the parties and Escrow Agent agree to enter into that certain holdback escrow agreement substantially in the form attached hereto as Schedule 14(i)."

3.
Definition of Agreement. From and after the date hereof, the term "Agreement" as used in the Purchase and Sale Agreement, shall mean the Purchase and Sale Agreement, as modified by this Second Addendum.

4.
No Further Amendment. Except as amended pursuant to this Second Addendum, the Purchase and Sale Agreement remains unaltered and in full force and effect, and each party's execution of this Second Addendum constitutes an affirmation, ratification, and confirmation of the Purchase and Sale Agreement, as amended hereby.

5.	Authorization. This Second Addendum has been duly authorized by each of the parties hereto, and shall bind and insure to the benefit of the permitted successors and assigns of the parties hereto.

6.
Counterparts. Seller and Buyer acknowledge and agree that signatures of the parties hereto transmitted electronically by facsimile or by ".pdf" files shall be deemed originals. This Second Addendum may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Seller and Buyer have caused this Second Addendum to be executed and delivered as of the date and year first above written.

BUYER: SOUND COMMERCIAL INVESTMENT HOLDINGS, LLC a Washington limited liability company By:/s/ David Yuchasz Name: David Yuchasz Title: It's manager

SELLER: CRAFT BREW ALLIANCE, INC. a Washington corporation By:/s/Andy Thomas Name: Andy Thomas Title: CEO

SCHEDULE 14(I)
FORM OF HOLDBACK ESCROW AGREEMENT

HOLDBACK ESCROW AGREEMENT
THIS HOLDBACK ESCROW AGREEMENT (this "Escrow Agreement"), is dated January ___, 2018 (the "Effective Date"), by and among CRAFT BREW ALLIANCE, INC., a Washington corporation ("Seller"), SOUND COMMERCIAL INVESTMENT HOLDINGS, LLC, a Washington limited liability company or its assignee ("Buyer"), and First American Title Insurance Company ("Escrow Agent"). Seller, Buyer, and Escrow Agent shall each be individually referred to as a "Party" and collectively referred to as the "Parties."
RECITALS
A.    Seller and Buyer have entered into that certain Commercial & Investment Real Estate Purchase & Sale Agreement, dated November 29, 2017, as amended by (i) that certain Addendum of Purchase and Sale Agreement, dated December 29, 2017, and (ii) that certain Second Addendum of Purchase and Sale Agreement, dated January __, 2018 (collectively, the "Purchase Agreement"), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase certain real and personal property located at 14300 NE 145th Street, Woodinville, Washington 98072 (the "Property"), on the terms and conditions contained therein;
B.    Under the terms of the Purchase Agreement, Buyer has agreed to deposit with Escrow Agent within sixty (60) days after Closing (time being of the essence) an amount equal to $500,000 (such sum, the "Holdback Funds") which shall be held and applied in accordance with the terms and conditions of this Escrow Agreement.
NOW, THEREFORE, the Parties agree as follows:
1.Defined Terms. All capitalized terms used in this Escrow Agreement and not otherwise defined herein are used with the meanings given in the Purchase Agreement.
2.Delivery of the Holdback Funds.
(a)Seller and Buyer hereby appoint Escrow Agent to be and act as escrow agent, and Escrow Agent hereby accepts such appointment, to hold in escrow the Holdback Funds.
(b)Seller hereby authorizes Escrow Agent to withhold and deposit into the Escrow Account (as defined below), in trust, the Holdback Funds out of the proceeds of the Closing for the purposes of securing the obligations described above. The Holdback Funds shall be held, used, and applied solely pursuant to the terms and conditions of this Escrow Agreement.
(c)Escrow Agent shall establish an interest bearing FDIC insured account (the "Escrow Account"), and will hold the Holdback Funds in escrow in the Escrow Account until released to Buyer or Seller in accordance with the terms of this Escrow Agreement. All interest earned thereon shall belong to Seller.
3.Equipment Sale.
(a)Under the terms of the Purchase Agreement, Buyer has agreed to use good faith efforts to sell all of the Brewing and Bottling Equipment (as identified on Exhibit A) (such sale, the "Equipment Sale") within 180 days of the Closing (such date, the "Outside Date").
(b)Buyer will discuss with Seller, and keep Seller reasonably apprised of, the terms and conditions of any sale of all or any portion of the Brewing and Bottling Equipment and within a reasonable period of each such sale furnish to Seller a record of sales made by it or its sales agent.
4.Instructions to Escrow Agent.
(a)Promptly following the timely completion of the Equipment Sale on or before the Outside Date:
(i)In the event the gross proceeds received by Buyer from such Equipment Sale are an amount less than $3,500,000, Buyer shall provide written notice to Seller, with a copy to Escrow Agent, of such sale and shortfall (such notice to be accompanied with reasonably detailed evidence and support of such sale and shortfall and followed with such additional evidence and support as may be reasonably requested by Seller) (such notice, the

"Buyer Sale Shortfall Notice"). Seller shall have five (5) business days after Seller's receipt of the Buyer Sale Shortfall Notice (and all documents and evidence requested by Seller) to approve or disapprove of any disbursement of the Holdback Funds; provided, however, that if Seller fails to notify Escrow Agent of its approval or disapproval within said five (5) business day period, Seller shall be deemed to have approved same. For the avoidance of doubt, Escrow Agent may only disburse the Holdback Funds to Buyer upon the approval or deemed approval by Seller. Not more than three (3) business days after Escrow Agent's receipt of Seller's approval (or deemed approval), Escrow Agent shall disburse the Holdback Funds as follows: (A) to Buyer, the difference between $3,500,000 and the gross proceeds of the actual sale of the Brewing and Bottling Equipment (not to exceed the Holdback Funds); provided, however, if Seller's approval notice instructs Escrow Agent to disburse an alternative amount, then, notwithstanding the foregoing, Escrow Agent shall disburse such amount to Buyer (not to exceed the Holdback Funds), and (B) to Seller, any amounts remaining from the Holdback Funds (including any interest earned thereon) after the disbursement to Buyer as described in clause (A) above; or
(ii)In the event the gross proceeds received by Buyer from such Equipment Sale are an amount greater than $3,500,000, Buyer shall provide written notice to Seller, with a copy to Escrow Agent, of such sale and excess (such notice, the "Buyer Sale Excess Notice"). Not more than three (3) business days after Escrow Agent's receipt of the Buyer Sale Excess Notice, Escrow Agent shall disburse the Holdback Funds to Seller and Buyer agrees that all such funds shall be due and owing to Seller.
(b)In the event Buyer (i) fails to complete the Equipment Sale on or prior to the Outside Date or (ii) fails to timely provide the Buyer Sale Shortfall Notice or Buyer Sale Excess Notice in accordance with this Section 4, then, in each case, Escrow Agent shall promptly deliver all Holdback Funds to Seller (and Buyer agrees that all such funds shall be due and owing to Seller).
(c)If: (i)  there is any dispute between Buyer and Seller regarding any disbursement of the Holdback Funds; or (ii) Escrow Agent is uncertain in its commercially reasonable judgment as to Escrow Agent's obligations hereunder, Escrow Agent shall have the right, but not the obligation to: (A) refrain from taking any action and retain the Holdback Funds in the Escrow Account until otherwise directed by a final order or judgment of a court of competent jurisdiction or by a written agreement signed by Seller and Buyer; or (B) on written notice to Seller and Buyer, take such affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, depositing the Holdback Funds with a court of competent jurisdiction and the commencement of an action for interpleader, the costs of which shall be borne equally by Seller and Buyer.
5.Limitation on Duties and Liabilities of Escrow Agent.
(a)Escrow Agent shall not have any duties or liabilities except those set forth in this Escrow Agreement. Escrow Agent shall not be responsible for: (i) any loss, diminution in value, or failure to achieve a greater profit as a result of such a deposit or investment; or (ii) any interest or other income on the Holdback Funds except as is actually earned and received.
(b)Escrow Agent shall have no liability to Buyer or Seller regarding the sufficiency, correctness, genuineness, collection, or validity of any signature, notice, request, waiver, consent, receipt, or other document which appears to Escrow Agent to be genuine (whether or not an original or a photocopy) and the identity, authority, or rights of any person executing or depositing the same. Escrow Agent may assume that any person purporting to give notice on behalf of any Party in accordance with the provisions of this Escrow Agreement has been duly authorized to do so.
(c)The Parties acknowledge that Escrow Agent: (i) is acting solely as a depository at their request and for their convenience; (ii) shall not be deemed to be the agent of any of the Parties; and (iii) shall not be liable to any of the Parties for any act or omission on Escrow Agent's part, other than as a result of Escrow Agent's gross negligence or willful misconduct.
(d)All commercially reasonable and necessary costs and expenses incurred by Escrow Agent in performing its duties as Escrow Agent, including but not limited to, reasonable attorneys' fees, shall be borne equally by Seller and Buyer.
(e)If there is any conflict between the provisions of this Escrow Agreement and any additional or supplementary instructions given to Escrow Agent regarding the release of all or any portion of the Holdback Funds, the terms of this Escrow Agreement shall control.
6.Termination of this Escrow Agreement. This Escrow Agreement shall terminate upon (a) Escrow Agent's delivery of all of the Holdback Funds held hereunder to Seller or Buyer as provided herein; or (b) the transfer of such Holdback Funds to a substitute escrow agent or a court of competent jurisdiction, in either case, pursuant to the terms and conditions of this Escrow Agreement, whereupon Escrow Agent's obligations, responsibilities and liability hereunder shall terminate.
7.Assignment. The rights and liabilities of the Parties shall bind and inure to the benefit of their respective successors, executors, and administrators, as the case may be, provided that no Party may assign or delegate its obligations under this Escrow Agreement either in whole or in part without the prior written consent of Seller and Buyer.
8.Governing Law. This Escrow Agreement shall be construed and enforced in accordance with the laws of the State of Washington, without giving effect to conflicts of law principles.
9.Severability. If any provision of this Escrow Agreement is for any reason found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Escrow Agreement. Upon such determination that any term is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Escrow Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
10.Complete Understanding; Modification. This Escrow Agreement constitutes the full and complete understanding and agreement of the Parties and supersedes all prior understandings and agreements. Any waiver, modification, or amendment of any provision of this Escrow Agreement shall be effective only if in writing and signed by the Parties.
11.Waiver. The failure of any Party to insist upon strict compliance with any of the terms, covenants, or conditions of this Escrow Agreement by any other Party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time be deemed a waiver or relinquishment of that right or power for all or any other time.
12.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be sent by hand messenger, reputable overnight courier or certified mail, postage prepaid, return receipt requested, or by facsimile or email, provided, however, that if any notice sent by facsimile or email such notice shall also be sent by one of the other specified methods within one business day thereafter. Notices and other communications shall be deemed to have been given, as applicable (a) if by hand delivery, on the date of delivery or refusal of delivery, is such date is a business day (or if such date is not a business day, then on the first business day following such date), (b) if given by overnight courier, one business day after deposit with the overnight courier, (c) if given by certified mail, three business days after deposit with the United States Post Office, (d) if given by facsimile, on the business day of receipt of electronic verification that the transmission to the recipient was completed (or if such date is not a business day, then on the first business day following such date), of (e) if given by email, on the business of confirmation that the email was delivered (or if such date is not a business day, then on the first business day following such date). Notwithstanding anything in the preceding sentence to the contrary, and solely with respect to the Escrow Agent, notice shall be deemed to have been given or delivered to the Escrow Agent on the date of the Escrow Agent's actual receipt or refusal of such notice. Notices shall be addressed as follows:

If to Seller:
Craft Brew Alliance, Inc.
929 N. Russell Street
Portland, Oregon 97227
Attention: Marcus Reed
Email: marcus.reed@craftbrew.com

with a copy to:
Miller Nash Graham & Dunn LLP
3400 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204
Attention: Jonathon Goodling
Email: jonathon.goodling@millernash.com

If to Buyer:
Sound Commercial Investment Holdings, LLC
14300 NE 145th Street
Woodinville, Washington 98072
Attention: David Yuchasz
Email: davidyuchasz@gmail.com

with a copy to:
Alston, Courtnage & Bassetti LLP
1420 Fifth Avenue, Suite 3650
Seattle, Washington 98101-4011
Attention: Chuck Shigley
Email: cshigley@alcourt.com

If to Escrow Agent:
First American Title Insurance Co.
818 Stewart, Suite 800
Seattle, Washington 98101
Facsimile: 866-678-0592
Attention: Laura Lau
Senior Commercial Escrow Officer
Email: llau@firstam.com

or to such other person and/or address as shall be specified by either Party in a notice given to the other pursuant to the provisions of this Section 12. The respective attorneys for the Parties are authorized to give notices on behalf of their respective clients (Seller or Buyer, as applicable) with the same force and effect as fully as if given by the Party itself.
13.Further Assurances. Each of the Parties agrees, from time to time and without any additional consideration, to furnish the other Parties such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Escrow Agreement and give effect to the transactions contemplated hereby.
14.Counterparts. This Escrow Agreement may be executed in counterparts, each of which when taken together shall constitute an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Escrow Agreement to be executed as of the Effective Date.

SELLER: CRAFT BREW ALLIANCE, INC., a Washington corporation By: Name: Its:
BUYER: SOUND COMMERCIAL INVESTMENT HOLDINGS, LLC, a Washington limited liability company By: Name: Its:
ESCROW AGENT: First American Title Insurance Company By: Name: Its:

EXHIBIT A
BREWING AND BOTTLING EQUIPMENT